Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Rubicon Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered[(1)]		Proposed Maximum Offering Price Per Unit (3)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.01 par value	457	(c)	44,884,579	(2)	$1.52	(3)	$68,224,560.08	$0.00011020	$4,946.28

Total Offering Amounts									$68,224,560.08		$4,946.28

Net Fee Due											$4,946.28

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	Consists of 44,884,579 shares of Class A Common Stock registered for resale by the Selling Securityholders Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on February 7, 2023, as reported on the New York Stock Exchange.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on February 7, 2023, as reported on the New York Stock Exchange.